Exhibit 99.1

Summary of Coal Ash Settlement filed with the North Carolinas Utilities Commission
Duke Energy Carolinas, LLC and Duke Energy Progress, LLC
(Dockets E-7 Sub 1214, E-2 Sub 1219, E-7 Sub 1146 and E-2 Sub 1142)

Background:
•On September 30, 2019, Duke Energy Carolinas, LLC (“DEC”) filed a rate case with the North Carolina Utilities Commission (“NCUC”).
◦The filing requested recovery of $378 million1 (NC retail allocation) of deferred coal ash costs over 5 years.
◦Includes actual amounts deferred from Jan. 1, 2018 – Jan. 31, 2020.
•On October 30, 2019, Duke Energy Progress, LLC (“DEP”) filed a rate case with the NCUC.
◦The filing requested recovery of $440 million2 (NC retail allocation) of deferred coal ash costs over 5 years.
◦Includes amounts deferred from Sep. 1, 2017 – Feb. 29, 2020
•NCUC orders in DEC and DEP’s prior rates cases, filed in 2017, allowed DEC and DEP to recover deferred coal ash costs of $554 million and $234 million (NC retail allocation), respectively, over 5 years with a weighted average cost of capital ("WACC") return. The orders were subsequently appealed to the North Carolina Supreme Court (the “Court”). On December 11, 2020, the Court issued an opinion (the “Opinion”) on the consolidated appeals, which:
◦Upheld the NCUC’s decision to include coal ash costs in the cost of service, and the NCUC’s discretion to allow a return on the unamortized balance of coal ash costs.
◦The Opinion also remanded to the NCUC a single issue – to consider the assessment of support for the North Carolina Public Staff's (“Public Staff”) equitable sharing argument.

On January 22, 2021, DEC, DEP (collectively the “Companies”), the NC Attorney General’s Office (“AGO”), the Public Staff and Sierra Club entered into a Settlement Agreement (the "Settlement") which will be filed with the NCUC on January 25, 2021. The Settlement resolves all historical coal ash prudence and cost recovery issues, including cases on remand to the NCUC, and provides clarity on coal ash cost recovery for the next decade in North Carolina.

Major components of the Settlement:

•The term of the Settlement goes through early 2030 and resolves all coal ash issues in: (1) the remand of the 2017 NC rate cases; and (2) the 2019 NC rate cases. It also provides much greater certainty on the recovery of coal ash costs incurred through Jan./Feb. 2030 for DEC and DEP, respectively.
•Limits the scope of future rate case proceedings in NC. For the term of the Settlement, the Parties waive all rights to:
◦Assert that coal ash costs be shared between either Company (DEC or DEP) and customers through "equitable sharing" or any other rate base or return adjustment, and
◦Challenge the reasonableness and prudence of the Companies’ historical coal ash management practices and costs prior to Feb./Mar. 2020.

[1] DEC’s original filling with the NCUC on Sep. 30, 2019 requested recovery of $480 million (NC retail allocation). Included in this amount was ~$99 million for non-ARO investments that were resolved in the Second Partial Settlement.
[2] DEP’s original filling with the NCUC on Oct. 30, 2019 requested recovery of $530 million (NC retail allocation). Included in this amount was ~$42 million for non-ARO investments that were resolved in the Second Partial Settlement.

•The Companies agree to not seek recovery of approximately $1 billion of system-wide deferred coal ash expenditures.
•Affirms prudency and cost recovery of coal ash costs in the 2017 NC rate cases, including 5-year amortization with a full WACC return and the previously assessed cost of service penalty.
•Allows a return at a reduced ROE on coal ash costs in the pending 2019 NC rate cases and through Jan./Feb. 2030. The reduced ROE will be 150 basis points lower than the prevailing ROE over the settlement period (e.g. if the 9.6% ROE is approved in the pending rate cases, coal ash costs would earn a reduced ROE of 8.1%), with a capital structure composed of 48% debt and 52% equity.
◦The Companies retain the ability to earn a full WACC return during the deferral period.
•Allows an amortization period of 5 years for coal ash costs in the pending 2019 NC rate cases; amortization periods for future deferred costs will be set by the NCUC in future rate case proceedings.
•Summary of amortization/recovery period and allowed return:

	Amortization period	Allowed return during amortization period
2017 rate case costs	5 years	Full WACC
2019 rate case costs	5 years	Debt return + Reduced ROE
Future costs through settlement term	To be set by the NCUC in future rate case proceedings	Debt return + Reduced ROE

Financial Implications to Duke Energy:
•The terms of the Settlement provide upside to Duke Energy’s financial plan, giving management greater confidence in hitting the higher end of its 4-6% long-term earnings growth range.
•As a result of not seeking recovery of an estimated $1 billion of system-wide deferred coal ash expenditures, DEC and DEP will each incur estimated pre-tax charges of approximately $500 million3. These charges will be incurred in Q4 2020 and will be treated as a “special item” and excluded from adjusted earnings per share.

Additional Information:
•Parties agree to share future coal ash insurance litigation proceeds between the Companies and NC customers, if achieved.
•The Settlement is subject to the review and approval of the NCUC.
•The Parties will request expedited review by the NCUC and expect an order on the pending DEC rate case in the coming weeks, with the DEP order to follow shortly thereafter.

[3] These amounts include $224 million for DEC and $261 million for DEP related to the 2019 rate cases.